EXHIBIT 99.1
NEWS & INFORMATION

FOR:	EMERSON RADIO CORP.
610 Fifth Ave
New York, NY 10020

CONTACT:	Emerson Radio Corp.	or:	Investor Relations:
	Greenfield Pitts		Robert Maffei
	Chief Financial Officer		Investor Relations Manager
	(212) 521-4344		(973) 428-2098

Brainerd Communicators
Brad Edwards or
Denise Roche
(212) 986-6667
Monday, July 14, 2008
EMERSON RADIO CORP. REPORTS FISCAL 2008 FOURTH QUARTER AND FULL YEAR RESULTS
PARSIPPANY, N.J. — July 14, 2008 — Emerson Radio Corp. (AMEX:MSN) today reported financial results for its fourth quarter and fiscal year ended March 31, 2008.
Net revenues for the fourth quarter of fiscal 2008 were $36.9 million, a decrease of $3.3 million as compared to net revenues in the fourth quarter of fiscal 2007. Revenues during the fourth quarter of fiscal 2008 were driven by strong home appliance product sales offset by lower sales of the Company’s traditional audio products and iPod® accessories, as well as lower themed product sales.
Net revenues for fiscal 2008 decreased 21.5% to $223.2 million, compared to $284.4 million during fiscal 2007. Higher home appliance product net revenues, which increased $37.8 million, or 42.1% to $127.6 million in fiscal 2008, were offset by: (i) $32.9 million in revenue in fiscal 2007 related to a one-time holiday promotion by one of the Company’s major customers which did not recur in fiscal 2008; (ii) a $26.8 million decline in themed products net revenues compared to fiscal 2007 primarily due to the discontinuance of Nickelodeon® themed products partially offset by sales of Mattel® themed products which were dampened by $2.4 million in product returns made by one long time distribution partner; and (iii) lower sales volumes of several Emerson branded audio product lines and the iPod® category.
Operating loss for the fourth quarter of fiscal 2008 was $6.1 million compared to operating loss of $5.2 million during the fourth quarter of fiscal 2007. The Company’s operating loss for fiscal 2008 was $7.3 million compared to operating income of $7.2 million during fiscal 2007. The decrease during fiscal 2008 was due primarily to lower margins in several audio categories and higher payroll and legal expenses.
Net loss for the fourth quarter of fiscal 2008 was $7.3 million, or $0.27 per diluted share, compared to net loss of $4.6 million, or $0.17 per diluted share, for the fourth quarter of fiscal 2007. Net loss for the fourth quarter of fiscal 2008 was negatively impacted by a $1.9 million loss on impairment of securities during the fourth quarter of fiscal 2008 related to the Company’s auction rate preferred securities experiencing failed auctions since February 2008. These preferred securities are AAA rated and 200 percent collateralized, and the assets backing these securities are guaranteed by the U.S. government. As of the date hereof, Emerson’s liquidity has not been impaired. Net loss for fiscal 2008 was $9.0 million, or $0.33 per diluted share, compared to net income of $3.5 million, or $0.13 per diluted share, in fiscal 2007. Net loss for fiscal 2008 was impacted by the factors discussed above as well as a settlement with the California Franchise Tax Board for taxes for years 1979-1990.
“Our financial results in fiscal 2008 were negatively impacted by a challenging manufacturing and global economy as well as a number of non-recurring, extraordinary expenses that we believe make annual comparable results less relevant,” said John Spielberger, President of North American Operations. “While audio and themed product sales for the year were disappointing, our Home Appliance product category demonstrated robust growth in fiscal 2008, with net revenues increasing 42.1% year over year, driven by continued strong performance of our microwave oven and wine cooler product lines, plus the addition of several new home appliance product categories.
“Looking forward, we’re making significant, strategic progress in transforming Emerson Radio into a more competitive, refreshed company with re-designed products across our core product lines and continued development in logical, profitable product extensions and new product categories. We’ve strengthened key management, we’re working to continuously improve our supply chain and we are re-committed to enhancing our product designs and features. These efforts will evolve over the coming quarters, and while the economy will play a role in our performance during this time, we firmly believe we will emerge a stronger company as we continue to execute on our strategic plan.”
The Company also announced today that it filed a Current Report on Form 8-K with the Securities and Exchange Commission (SEC), which includes a letter to shareholders that contains additional insight into the Company’s financial performance and strategic and operational progress.
About Emerson Radio Corp.
Emerson Radio Corporation (AMEX: MSN), founded in 1948, is headquartered in Parsippany, N.J. The Company designs, markets and licenses, worldwide, a variety of consumer electronics and home appliances including microwaves and wine coolers, clock radios, full lines of televisions and other video products, and audio and home theater products. For more information, please visit Emerson Radio’s Web site at www.emersonradio.com.
Forward Looking Statements
This release contains “forward-looking statements” made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements reflect management’s current knowledge, assumptions, judgment and expectations regarding future performance or events. Although management believes that the expectations reflected in such statements are reasonable, they give no assurance that such expectations will prove to be correct and you should be aware that actual results could differ materially from those contained in the forward-looking statements. Forward-looking statements are subject to a number of risks and uncertainties, including the risk factors detailed in the Company’s reports as filed with the Securities and Exchange Commission. The Company assumes no obligation to update the information contained in this news release.

Emerson Radio Corp. and Subsidiaries
Consolidated Statements of Operations
(in thousands, except per share data)

	Year Ended March 31,		Three months ended March 31,
	2008	2007	2008	2007

Net revenues
Net revenues	222,857	284,166	36,888	39,998
Net revenues-related party	373	233	3	233

	223,230	284,399	36,891	40,231

Costs and Expenses
Cost of sales	200,814	215,175	35,982	37,255

Cost of sales-related party	232	—	—	(200)

Cost of sales-related party purchases	—	32,890	—	—

Other operating costs and expenses	6,097	6,492	1,319	2,137

Selling, general & administrative expenses (exclusive of non-cash compensation shown below)	23,587	22,269	5,680	6,061

Acquisition costs incurred	—	190	—	169

Non Cash Compensation, net of recoveries	(177)	192	(18)	54

	230,553	277,208	42,963	45,476

Operating income (loss)	(7,323)	7,191	(6,072)	(5,245)

Other income (expense)
Gain on sale of building	854	—	—	—

Gains on foreign exchange forward contracts	465	—	(50)	—

Interest income (expense), net	140	(692)	212	(128)

Interest income-related party	163	638	—	638

Loss on impairment of securities	(1,952)	—	(1,952)	—

Income (loss) before income taxes and minority interest	(7,653)	7,137	(7,862)	(4,735)

Provision (benefit) for income taxes	1,427	3,679	(510)	(113)

Minority interest in loss of consolidated subsidiary	59	—	59	—

Net income (loss)	(9,021)	3,458	(7,293)	(4,622)

Net income (loss) per share:
Basic	(0.33)	0.13	(0.27)	(0.17)
Diluted	(0.33)	0.13	(0.27)	(0.17)

Weighted average shares outstanding:
Basic	27,126	27,087	27,130	27,110
Diluted	27,126	27,127	27,130	27,110

Emerson Radio Corp. and Subsidiaries
Consolidated Summary Balance Sheets
(in thousands)

	March 31, 2008	March 31, 2007

ASSETS
Cash and cash equivalents	14,444	1,851
Restricted cash	—	3,000

Cash and cash equivalents (includes cash securing bank loans	14,444	4,851
of $0 and $3,000 respectively)
Foreign exchange forward contracts	134	—
Accounts receivable	17,289	19,375
Due from affiliates	765	24,690
Net inventory	24,854	32,463
Deferred tax assets	5,412	5,737
Prepaid expenses and other current assets	2,246	3,376
Other receivables	2,131	1,536

Other current assets	4,377	4,912
TOTAL CURRENT ASSETS	67,275	92,028
Property, plant, and equipment, net	1,902	2,492
Investments in marketable securities	11,948	—
Trademarks and other intangible assets	279	311
Deferred tax assets	5,927	4,067
Other assets	598	510

Other assets	6,804	4,888

TOTAL ASSETS	87,929	99,408

Short term borrowings	—	3,111
Revolver — Current	—	—
Current maturities of long-term borrowings	82	146
Accts payable & other current liabilities	21,737	20,044
Due to affiliates	102
Accrued Sales Returns	872	1,191
Income taxes payable	185	306
Deferred tax liabilities	—	47

Current liabilities	22,978	24,845
Long-term borrowings	142	651
Other Long term debt	57	25
Minority interest	133	—
Preferred shares	3,310	3,310
Common shares	529	529
Cap in excess of par value	117,245	117,371
Acc other comprehensive losses	(82)	(82)
Accumulated deficit	(32,159)	(23,017)
Treasury stock	(24,224)	(24,224)

Total shareholders equity	64,619	73,887

TOTAL LIABILITIES AND EQUITY	87,929	99,408